UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 21, 2011

SKY PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-99455	32-0027992
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Congress Avenue, Suite 1540, Austin, Texas, 78701
 (Address of principal executive offices)       (Zip Code)

Registrant’s telephone number, including area code: (512) 687-3427

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement

On November 21, 2011, Sky Petroleum, Inc. (the “Company”) entered into a consultant service agreement (the “Agreement”) with ETDDM Corporation (“ETDDM”), effective December 1, 2011 (the “Effective Date”). Pursuant to the Agreement, the Company appointed one of ETDDM’s directors, Tobias Gondorf (“Gondorf”), in his capacity as director of ETDDM, as interim Chief Executive Officer (“Interim CEO”).

The term of the Agreement is for a one year period beginning on the Effective Date and continuing on a month to month basis thereafter until terminated; provided however, that the board of directors of the Company has the right to terminate the Agreement following a 90 day probationary period or upon the appointment of a full time CEO. Either party may terminate the Agreement with 30 days written notice.

Pursuant to the terms of the Agreement, the Company will compensate ETDDM for the services of Gondorf as Interim CEO as follows:

(a)	a signing bonus of 100,000 shares of common stock of the Company (the “Bonus Shares”), issuable within ten business days of Mr. Gondorf’s appointment as Interim CEO;

(b)	a consultant fee of US$15,000 per month, payable in accordance with the Company’s standard payment practices;

(c)
commencing on March 1, 2012, a retention fee of 150,000 shares (the “Retention Shares”) for each three month period of service as the Interim CEO under the Agreement, and payable each June 1, September 1, December 1 and March 1, thereafter during Mr. Gondorf’s service as the Interim CEO; and

(d)
a grant of 250,000 stock options (the “Stock Options”) under the Company’s stock option plan, exercisable to acquire shares of common stock at $0.25 per share, and vesting on the 6 month anniversary of such grant or immediately upon change of control of the Company.

None of the Bonus Shares, Retention Shares, Stock Options or common stock acquirable upon exercise of the Stock Options have been or will be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and are deemed “restricted securities” as defined under Rule 144(a)(3) of the Securities Act.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K..

Item 5.02.                      Departure of Directors or Certain Officers and Appointment of Certain Officers

Resignation of Karim Jobanputra as Interim Chief Executive Officer

On November 22, 2011 Karim Jobanputra submitted his resignation as CEO of the Company, effective December 1, 2011. Mr. Jobanputra’s resignation is not the result of any disputes, claims or issues with the Company. Mr. Jobanputra will work with his successor, Tobias Gondorf, to facilitate an orderly transition of his responsibilities.

Appointment of Tobias Gondorf as Interim Chief Executive Officer

Tobias Gondorf, age 41, was appointed Interim CEO of the Company effective December 1, 2011.

Mr. Gondorf has more than 16 years of principal investing and management experience including, most recently, as a director and partner with Fortes Capital/ETDDM Corporation, which works with a small number of private and institutional investors on proprietary private equity and special situations investment opportunities. Mr. Gondorf’s prior experience includes work as Senior Principal at Clayton, Dubilier & Rice (“CD&R”), a leading international private equity firm., where he helped establish the firm’s European office and presence, and where he served as member of the investment teams on various significant investments (buyouts) investing over $2.2 billion in equity capital for CD&R’s funds (e.g. VWR, Culligan, Rexel, Hertz, Brake Brothers and Covansys). At CD&R he also spent significant time working with the management teams of various portfolio companies on operational, strategic and financial matters.

Mr. Gondorf began his career with GE Capital in business development in Europe and North America, where he was involved in numerous acquisitions and investments for various GE Capital businesses in Europe, North America and Asia. During his time at GE he was invited to and successfully completed various senior management development courses (e.g. MDC, Green Belt in Quality Management).

Mr. Gondorf is a German national and holds degrees from the WHU Otto Beisheim School of Management in Germany, Keio Graduate Business School in Japan and ESSEC in France.

The Company is not aware of any family relationships by blood, marriage, or adoption, between Mr. Gondorf and any director, executive officer, or nominee as a director or officer.

The Company has not entered into any transaction nor are there any proposed transactions, where the amount involved exceeds $120,000, in which Mr. Gondorf or any member of the immediate family of Mr. Gondorf had or is to have a direct or indirect material interest.

Item 7.01.                      Regulation FD Disclosure

The Company issued a press release announcing the appointment of an interim CEO.  The press release is hereby being furnished to the Securities and Exchange Commission on Form 8-K to satisfy the Company’s “public disclosure” obligations under Regulation FD.

The information contained in this Item 7.01 and Exhibit 99.1 is intended to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01 Exhibits

10.1	Consultant Service Agreement entered into between the Company and ETDDM Corporation

99.1	Press Release dated November 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY PETROLEUM, INC.
November 28, 2011	By: /s/ Karim Jobanputra Karim Jobanputra Chief Executive Officer

EXHIBIT INDEX

10.1	Consultant Service Agreement entered into between the Company and ETDDM Corporation

99.1	Press Release dated November 22, 2011